GLEASON CORPORATION
                  SUPPLEMENTAL RETIREMENT PLAN
                   Restated as of July 1, 1998

     Gleason Corporation, a Delaware Corporation with its

principal office in Rochester, New York (the "Corporation" which term, as used herein, includes subsidiaries of Gleason

Corporation), hereby establishes this SUPPLEMENTAL RETIREMENT

PLAN (the "Plan") for the benefit of certain of its key

employees.  The purpose of the Plan is to provide a minimum level of retirement pay for eligible employees who agree to participate and to pay certain benefits which formerly would have been paid by the Corporation's Pension Plan as hereinafter described.

     1.  Eligible Employees.  The Executive Compensation

Committee of the Gleason Corporation Board of Directors

("Committee") may, in its sole discretion, select from among the

Corporation's key management and highly compensated employees the persons who may become entitled to receive benefits under this

Plan.  Any person so selected will become a participant in the

Plan (hereinafter termed the "Employee") by executing and

returning to the Committee a letter in the form attached hereto as Exhibit A.

     2.  Normal Retirement.  When an Employee retires at or after reaching age 60 and completing five years of service with the

Corporation, the Corporation will pay the Employee an annual supplemental retirement benefit of 3% of the Employee's Final

Average Salary for each of the first 10 years of service, plus

1.5% of the Final Average Salary for each of the next 10 years of service, plus 1% of the Final Average Salary for each year of service in excess of 20 to a maximum of 55%, reduced by the

amount of the Employee's Normal Retirement Benefits and any

Section 401(a)(17)/415 Benefit.  The benefit payable under this paragraph shall commence on or before the 30th day following the
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Employee's retirement and shall be payable for the life of the

Employee.

     3.  Early Retirement.  When an Employee retires after

reaching age 55 and completing five years of service, the

Employee is eligible for early retirement benefits.  If the

benefit payments commence prior to age 60 the benefit shall be reduced actuarially for each month by which the commencement of benefit payments precedes age 60 using such actuarial assumptions at the time of commencement that the Corporation's actuary deems reasonable, in his or its sole discretion.

     4.  Disability Benefit.  When an Employee has (a) suffered a permanent and total disability, (b) has terminated employment because of such disability, and (c) has ceased receiving benefits under the Corporation's disability plan, the Corporation will pay the Employee an annual supplemental retirement benefit commencing at age 65 of 3 percent of the Employee's Final Average Salary for each of the first 10 years of service, plus 1% of Final Average

Salary for each of the next 25 years of service to a maximum of

55% of Final Average Salary reduced by the amount of the

Employee's Normal Retirement Benefits.  The benefit payable under this paragraph shall commence on or before the 30th day following the later of the last disability payment or the Employee's 65th birthday.  For purposes of this paragraph, the term "permanent and total disability" means a physical or mental condition which in the judgment of the Committee, based on medical reports and the opinion of a physician selected by the Corporation and any other evidence satisfactory to the Committee, will permanently prevent the Employee from satisfactorily performing his usual duties for the Corporation.

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     5.  Death Benefit.  Upon the death of a married Employee

when he was receiving benefits under any of the preceding

paragraphs, or could have been receiving benefits had he

terminated employment on the date of his death, the Corporation shall pay his surviving spouse a benefit equal to 75 percent of the reduced benefit that would have been payable to the Employee had he elected to receive his benefit as a joint and 75 percent survivor annuity on the earlier of the date payment commenced or the date of his death.  The spouse's benefit shall be paid

commencing on the first day of the second month following the

Employee's death and shall be payable for the life of the spouse.

     6.  Section 401(a)(17)/415 Benefit.  As a separate benefit under this Plan, the Corporation will pay an affected Employee a

Section 401(a)(17)/415 Benefit which is the amount of monthly benefit which the benefit formula in the Pension Plan would

provide over and above the maximum amount of benefit payable to the Employee from the Pension Plan as a result of

Sections 401(a)(17) and 415 of the Internal Revenue Code.  The

form of payment (e.g., life annuity, or joint and survivor

annuity) and the necessary calculations shall be the same for this Plan as used in the Pension Plan.

     7.  Definitions.  For purposes of calculating the benefits due under any of the preceding paragraphs, the following

definitions shall apply:

          (a)  the term "Final Average Salary" means the

     Employee's average annual compensation (including annual

     incentive pay (included in the year earned) and sick pay,

     but excluding bonuses (e.g., sign-on bonus), long term

     incentive pay (e.g., lump sum bonus bank awards), and

     special pay (e.g., moving expenses)), during the highest


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     three completed calendar years out of the last five years

     immediately preceding the year during which the Employee

     retires or otherwise terminates his employment for whatever reason;

          (b)  (USA)  the term "Normal Retirement Benefits" means

     the total annual benefits (stated in terms of a life annuity of actuarially equivalent value if payable in another form)

     provided to the Employee under any retirement plan, profit sharing plan or ESOP qualifying under Sections 401(a) or

     403(b) of the Internal Revenue Code which is maintained by the Corporation or by any other prior employer of the

     Employee, even if rolled to another plan or an IRA, plus the

     Employee's annual primary insurance amount under the Social

     Security Act.  Normal Retirement Benefits in the case of a

     401(k) plan or 403(b) plan means only the actuarial

     equivalent benefit that can be provided by the employer's

     contributions to the plan and the earnings thereon.  In the case of the Corporation's terminated defined benefit pension plan, Normal Retirement Benefits means the actuarial

     equivalent of the termination benefit paid to the Employee as of the Plan's termination date.  If the termination

     benefit was rolled to the Corporation's defined contribution plan, it shall not again be counted as a Normal Retirement

     Benefit under the defined contribution plan.

          (c)  (U.K.)  the term "Normal Retirement Benefits"

     means, in the case of an Employee entitled to retirement

     benefits under the Gleason Works Limited Superannuation and

     Life Assurance Fund ("the Scheme"), the aggregate of all

     benefits to which the Employee is entitled under the Scheme and his basic pension as defined in section 18(1) of the

     U.K. Social Security Act 1986 and section 6(1) of the U.K.

     Social Security Pensions Act 1975;
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          (d)  the term "Pension Plan" means the Retirement Plan

     of the Gleason Works or the Gleason Corporation Pension Plan

     for General Employees.

     8.  Forfeiture of Benefits.  Except as provided in Section 9 below, if an Employee terminates his employment with the

Corporation at any time prior to his entitlement to benefits under any of the preceding paragraphs, he shall not be entitled to receive any benefits under this Plan.  If the Corporation terminates an Employee's employment for Cause at any time, the

Corporation's obligation to make any future payments to such

Employee under this Plan shall cease and terminate.

     The term "Cause" means any of the following events, provided that they are material:

     (a)  Misappropriating any funds or property of the Corporation;

     (b)  Engaging in any activity competitive with and adverse to the Corporation's business, whether alone, with others or in a representative capacity, unless the Employee shall have first obtained the written consent of the Corporation's

     Board of Directors;

     (c)  Unreasonable neglect or refusal to perform the

     executive duties assigned to him after written notice from the Board of Directors; or

     (d)  Being convicted of or pleading nolo contendere to a

     felony involving moral turpitude, whether or not appeals

     have been exhausted.

     9.  Change in Control.  Notwithstanding anything herein to the contrary, if an Employee becomes entitled to receive payment under Section 3.1 or 3.4 of an Executive Agreement with the

Corporation ("Agreement") due to a Change in Control (as defined in the Agreement), the Employee shall be credited with two

additional years of service in calculating his benefit under this

Plan and the resulting accrued benefit shall be fully vested.
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Furthermore, in such event, the Employee shall be paid an amount in cash no later than the fifth business day following his Date of Termination (as defined in the Agreement) equal to the present value of his accrued benefit under this Plan using an interest factor of six percent from age 60 in determining present value.

     10.  Successor Employer.  If the Corporation shall at any

time be merged or consolidated into or with any other corporation or if substantially all the assets of the Corporation are

transferred to another corporation or party, the provisions of this Plan shall be binding upon and inure to the benefit of the successor corporation or other party resulting from such merger or consolidated or to which such assets are transferred, and this provision shall apply in the event of any subsequent merger,

consolidation, or transfer.

     11.  Source of Funds.  Any provision of this Plan to the

contrary notwithstanding, nothing herein shall be construed as obligating the Corporation to acquire or set aside any particular assets for the discharge of its obligations hereunder or as

conferring upon an Employee any property rights in any particular assets held by the Corporation, whether or not acquired and held for the purpose of funding the Corporation's obligations

hereunder, or as creating any rights in an Employee beyond the rights of a general creditor of the Corporation.

     12.  Nonassignment of Benefits.  The benefits of an Employee under this Plan are not subject in any manner to anticipation,

alienation, sale, transfer, assignment, pledge, encumbrance, or liable for the debts, contracts, liabilities, engagements or torts of the Employee or his spouse.

     13.  Employment Rights.  Nothing in this Plan shall be

construed as a contract of employment between the Corporation and an Employee or as a limitation on the right of the Corporation to discharge an Employee, with or without Cause.
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     14.  Plan Administration.  The interpretation of this Plan,

the determination of benefits due and the resolution of any

claim, controversy or dispute is in the sole discretion of the

Committee.

     15.  Governing Law.  This Plan shall be construed in

accordance with the laws of the State of New York.

     16.  Amendment.  This Plan may be amended by the Board of

Directors of Gleason Corporation and may be terminated by the

Board at any time, except that no such amendment or termination shall relieve the Corporation from paying the amounts agreed to pursuant to any agreement already made with an Employee.


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     EXHIBIT A

     GLEASON CORPORATION

     SUPPLEMENTAL RETIREMENT PLAN AGREEMENT


Dear ___________________,

     We are pleased to inform you that you have been selected by the Executive Compensation Committee of the Gleason Corporation

Board of Directors to participate in the Corporation's

Supplemental Retirement Plan.  A copy of this Plan is attached.

     If you wish to participate and agree to abide by the Plan's terms, please signify your agreement by signing your name at the bottom of this letter in the place where indicated and return the letter to the Executive Compensation Committee.  Because benefits under this Plan will be offset by benefits to which you may be entitled from any other retirement plan, please indicate below all plans of other employers which may pay you benefits.

The precise amount of the offset will be determined at the time you become eligible for Plan benefits.

     If you sign and return this letter, the Corporation will

pay you deferred compensation benefits in an amount determined pursuant to the Plan.



               Very truly yours,

               Executive Compensation Committee


               By______________________________



     I agree to participate in the Supplemental Retirement Plan and to abide by its terms. I represent that I am not eligible for any benefits payable under Internal Revenue Code
Sections 401(a), 403(b) or 401(k) plan except the following (if none, so state):



Dated:_______________     ________________________
                          Employee
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     EXHIBIT A (U.K.)

     GLEASON CORPORATION

     SUPPLEMENTAL RETIREMENT PLAN AGREEMENT


Dear__________________,

     We are pleased to inform you that you have been selected by the Executive Compensation Committee of the Gleason Corporation

Board of Directors to participate in the Corporation's

Supplemental Retirement Plan.  A copy of this Plan is attached.

     If you wish to participate and agree to abide by the Plan's terms, please signify your agreement by signing your name at the bottom of this letter in the place where indicated and return the letter to the Executive Compensation Committee.  Because benefits under this Plan will be offset by benefits to which you may be entitled from any other retirement plan, please indicate below all plans of other employers which may pay you benefits.

The precise amount of the offset will be determined at the time you become eligible for Plan benefits.

     If you sign and return this letter, the Corporation will

pay you deferred compensation benefits in an amount determined pursuant to the Plan.



                              Very truly yours,

                              Executive Compensation Committee

                              By______________________________


     I agree to participate in the Supplemental Retirement Plan and to abide by its terms. I represent that I am eligible for benefits under the following plans or schemes:



Dated:_________________       ___________________________

                              Employee